                                      EX-1.1

                                 Form of Flexible
                   Premium Variable Universal Life Insurance
                                      Policy

                         HARTFORD LIFE INSURANCE COMPANY
                              HOME OFFICE ADDRESS:
                                 P.O. BOX 2999:
                        HARTFORD, CONNECTICUT 06104-2999
                           (A stock insurance company)

                         ADMINISTRATIVE OFFICE ADDRESS:
                             NATIONAL SERVICE CENTER
                                 P.O. BOX 59179
                          MINNEAPOLIS, MINNESOTA 55459


Agrees with the Policyowner to provide benefits as provided herein.

The Policy is a Group Flexible Premium Variable Life Insurance Policy.

The Policy Specifications on Page 3 and the conditions and provisions on this and the following pages are part of the policy

Signed for the Company



 /s/ Lynda Godkin                          /s/ Lowndes A. Smith

   Lynda Godkin, SECRETARY               Lowndes A. Smith, PRESIDENT



                             GROUP FLEXIBLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY

                                                                   [LOGO]
HL-15470(99)(NY)                                              Printed in U.S.A.

                                TABLE OF CONTENTS



                                                                     PAGE

   Policy Specifications                                              3

   Definitions                                                        5

   Certificate's Death Benefit                                        7

   Increases and Decreases in Certificate's Face Amount               8

   Certificate Premiums                                               9

   Certificate Valuation Provisions                                  10

   Certificate Account Value, Cash Value
        and Cash Surrender Value                                     11

   Transfers Within the Certificate                                  12

   Certificate Monthly Deduction Amount                              13

   Certificate Lapse and Certificate Grace Period                    15

   Certificate Reinstatement                                         16

   Certificate Loans                                                 16

   Withdrawals                                                       18

   Surrenders                                                        18

   Payments By Us                                                    18

   Taxation of The Separate Account                                  18

   The Contract                                                      18

   Ownership and Beneficiary                                         21

   Termination and Maturity Date                                     22

   Income Settlement Options                                         22

   Any Riders follow page                                            23



                                     Page 2
HL-15470(99)(NY)                                              Printed in U.S.A.

                              POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                             BASE POLICY INFORMATION
-------------------------------------------------------------------------------

POLICY:                               GROUP FLEXIBLE PREMIUM VARIABLE LIFE


GROUP CONTRACT NUMBER:                [1234]
GROUP CONTRACT OWNER:                 [TRUSTEE OF HARTFORD BROKER DEALER TRUST]


POLICY DATE:                          JANUARY 1, 1999
DATE OF ISSUE:                        JANUARY 1, 1999



CERTIFICATE CHARGES AND FEES ARE UNIQUE TO AND DESCRIBED IN THE CERTIFICATE. CHARGES CONSIST OF SALES CHARGES, TAX CHARGES, ADMINISTRATIVE CHARGES, MORTALITY AND EXPENSE CHARGES, AND CHARGES FOR INCREASES AND TRANSFERS.

EACH CERTIFICATE IS SUBJECT TO A SURRENDER CHARGE FOR THE FIRST NINE CERTIFICATE YEARS.




                                     Page 3
15470(3)(NY)                                            PRINTED IN U.S.A.

DEFINITIONS      The definitions in this section apply to the following words and phrases whenever and wherever they appear in the Certificate.

                 ACCOUNT VALUE: for each Certificate, the total of all amounts in the Certificate's Fixed Account, Loan Account and Sub-Accounts.

                 ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

                 CERTIFICATE ATTAINED AGE: the Issue Age plus the number of completed Certificate Years.

                 CASH SURRENDER VALUE: for each Certificate, the Certificate's Cash Value less all Indebtedness.

                 CASH VALUE: for each Certificate, the Certificate's Account Value less any applicable Surrender Charges.

                 CERTIFICATE: the individual Certificate issued by Us to the Owner of the Certificate which demonstrates that a premium payment has been made by or on behalf of the Certificate Owner, and which summarizes the provisions of the Policy.

                 CERTIFICATE ANNIVERSARY: an anniversary of the Certificate
                 Date.

                 CERTIFICATE DATE: the date shown on Page 3 of the Certificate. It is the date from which Certificate Anniversaries and Certificate Years are determined.

                 CERTIFICATE GRACE PERIOD: the 61 day period between the day the Certificate goes into default and the day on which the certificate terminates.

                 CERTIFICATE INDEBTEDNESS: for each Certificate, all loans taken on the Certificate, plus any interest due or accrued minus any loan repayments.

                 CERTIFICATE LOAN ACCOUNT: for each Certificate, an account established for any amounts transferred from the Certificate's Fixed Account and Sub-Accounts as a result of loans. The amounts in each Certificate's Loan Account are credited with interest and are not subject to the investment experience of any Sub-Accounts.

                 CERTIFICATE OWNER: the owner of the Certificate as shown on Page 3 of the Certificate.

                 CERTIFICATE YEARS: years as measured from the Certificate Date.

                 COMPANY, WE, US, OUR: the Company referred to on the first page of the Certificate.

                 CUMULATIVE NO LAPSE GUARANTEE PREMIUM: for each Certificate, the premium required to maintain the No Lapse Guarantee. On the Certificate Date, the Cumulative No Lapse Guarantee Premium is the Monthly No Lapse Guarantee Premium shown on Page 3. On each Monthly Activity Date thereafter, the Cumulative No Lapse Premium is: (a) the Cumulative No Lapse Guarantee Premium on the previous Monthly Activity Date; plus (b) the current Monthly No Lapse Guarantee Premium.

                 DATE OF ISSUE: for this Policy, the date shown on Page 3. For each Certificate, the date shown on Page 3 of the Certificate from which the Suicide and Incontestability provisions are measured. The date may be different from the Certificate Date.


                                     Page 5
15470(5/6)(NY)                                             PRINTED IN U.S.A.

DEFINITIONS      DEATH BENEFIT: for each Certificate, the amount used to
(CONTINUED)      calculate the Death Proceeds. The Death Benefit on
                 the Certificate Date is determined by the Death Benefit Option selected on the application. Thereafter, it may change in accordance with the terms of the Death Benefit Option provision, the Minimum Death Benefit provision and the No Lapse
                 Guarantee provision.

                 DEATH BENEFIT OPTION: for each Certificate, the Death Benefit Option in effect determines how the Death Benefit is calculated. The three Death Benefit Options provided are described in the Death Benefit section.

                 DEATH PROCEEDS: for each Certificate, the amount which We will pay on the death of the Insured.

                 DOLLAR COST AVERAGING: systematic transfers from one account to any other available account.

                 FACE AMOUNT: for each Certificate, an amount We use to determine the Certificate's Death Benefit. On the Certificate Date, the Face Amount equals the Initial Face Amount shown on Page 3. Thereafter, it may change in accordance with the terms of the Increases and Decreases in Face Amount provision, the Death Benefit Option Changes provision and the Withdrawals provision.

                 FIXED ACCOUNT: part of the Company's General Account to which all or a portion of the Account Value may be allocated.

                 FUNDS: the registered open-end management companies in which assets of the Separate Account may be invested.

                 GENERAL ACCOUNT: all Company assets other than those allocated to separate accounts.

                 INSURED: the person whose life is insured as shown on Page 3 of the Certificate.

                 IN WRITING: in a written form satisfactory to Us.

                 INTERNAL REVENUE CODE: Internal Revenue Code of 1986, as amended.

                 ISSUE AGE: as of the Certificate Date, an Insured's age on his/her last birthday.

                 MONTHLY ACTIVITY DATE: for each Certificate, the Certificate Date and the same date in each succeeding month as the Certificate Date. However, whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed to be the next Valuation Day.

                 NET AMOUNT AT RISK: the Net Amount at Risk is determined by subtracting the Account Value from the policy's current Face Amount. If the Face Amount has been increased from the initial Face Amount, the Account Value is first subtracted from the initial Face Amount and then, sequentially, any remaining Account Value is subtracted from each subsequent increase.

                 NET PREMIUM: for each Certificate, the amount of premium credited to the Account Value. It is the premium paid minus the deductions from premium shown on Page 3A.


                                     Page 6
15470(5/6)(NY)                                            PRINTED IN U.S.A.

DEFINITIONS      We can use sales loads that are lower than the sales loads
(CONTINUED)      shown on Page 3A. Sales loads will be determined on each
                 Certificate Anniversary based on future expectations for such factors as mortality, expenses, interest, persistency and taxes. Sales loads will be reviewed no more often than once a year, nor less than every 5 years. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex and insurance class and whose coverage has been in force for the same length of time. No change in sales loads will occur on account of deterioration of the Insured's health.

                 Any change in sales loads will be determined in accordance with the procedures and standards on file with the Insurance Department where the Certificate is delivered.

                 PLANNED PREMIUM: for each Certificate, the amount that the Certificate Owner intends to pay. The Initial Planned Premium is shown on Page 3 of the Certificate.

                 PRO RATA BASIS: an allocation method based on the proportion of the Account Value in the Fixed Account and each Sub-Account.

                 SCHEDULED MATURITY DATE: the date, shown on Page 3 of the Certificate. It is the date on which the Certificate will mature.

                 SEPARATE ACCOUNT: an account, as specified on Page 3 of the Certificate, which has been established by Us to separate the assets funding the variable benefits for the class of contracts to which the Certificate belongs from the other assets of the Company.

                 SUB-ACCOUNTS: the subdivisions of the Separate Account.

                 SURRENDER CHARGE: for each Certificate, a charge that may be assessed if the Certificate Owner surrenders the Certificate or requests a policy change that results in a Certificate Face Amount decrease.

                 VALUATION DAY: the date on which a Sub-Account is valued. This occurs everyday We are open and the New York Stock Exchange is open for trading.

                 VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

CERTIFICATE'S    GENERAL
DEATH BENEFIT    Upon receipt of due proof of the Insured's death, We
                 will pay the Death Proceeds to the Beneficiary.

                 DEATH PROCEEDS
                 Death Proceeds equal the Death Benefit described below less Certificate Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Certificate Grace Period.

                 However, if the Insured dies after We receive a request In Writing from the Certificate Owner to surrender the Certificate, the Certificate's Cash Surrender Value will be paid in lieu of the Death Proceeds.

                 The Death Benefit is the greater of:

                 (a) the Death Benefit provided by the Death Benefit Option chosen by the Certificate Owner; and
                 (b) the Minimum Death Benefit described below.


                                     Page 7
15470(7/8)(NY)                                              PRINTED IN U.S.A.
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CERTIFICATE'S    DEATH BENEFIT OPTIONS
DEATH BENEFIT    The Certificate Owner has three Death Benefit Options.
(CONTINUED)      1. Under Option A (Level Option), the Death Benefit is the
                    current Face Amount.

                 2. Under Option B (Return of Account Value Option), the Death
                    Benefit is the current Face Amount, plus the Account Value on the date We receive due proof of the Insured's death.

                 3. Under Option C (Return of Premium Option), the Death Benefit
                    is the lesser of: (a) the current Face Amount, plus the sum of the premiums paid; or (b) the Death Benefit Option C Limit shown on Page 3 of the Certificate.

                 DEATH BENEFIT OPTION CHANGES
                 The Certificate Owner may change the Death Benefit
                 Option, subject to the conditions described here.
                 The Certificate Owner must notify Us In Writing of the change. Such change will be effective on the Monthly Activity Date following the date We receive the request.

                 The Certificate Owner may change Option C (Return of Premium Option) or Option B (Return of Account Value Option) to Option A (Level Option). On the date the change becomes effective, the Certificate's Face Amount will become that amount available as a Death Benefit immediately prior to the option change.

                 The Certificate Owner may change Option A (Level Option) to Option B (Return of Account Value Option). On the date the change becomes effective, the Certificate's Face Amount will become that amount available as a Death Benefit immediately prior to the option change, reduced by the then current Account Value. Any resulting decrease in the Face Amount may be subject to a partial Surrender Charge as described in the Decreases in Face Amount provision.

                 MINIMUM DEATH BENEFIT
                 We will automatically increase the Certificate's Death Benefit so that it will never be less than the Certificate's Account Value multiplied by the Minimum Death Benefit Percentage for the then current Certificate Year. The Table of Minimum Death Benefit Percentages is shown on Page 3E of the Certificate. This is to ensure that:
                 (a) the Certificate continues to qualify as life insurance under the Internal Revenue Code; or
                 (b) the Certificate maintains the relationship between the
                     Certificate's Account Value and the Death Benefit the Certificate Owner selected on his/her application, if greater.

INCREASES AND    GENERAL
DECREASES IN THE At any time after the first Certificate Year, The Certificate
CERTIFICATE'S    Owner may make a request In Writing to change
FACE AMOUNT      the Certificate's Face Amount. The minimum amount by which a
                 Certificate's Face Amount can be increased or decreased is shown on Page 3 of the Certificate. We reserve the right to limit the Certificate Owner to one increase or decrease in any 12 month period.

                 SCHEDULED INCREASES IN A CERTIFICATE'S FACE AMOUNT
                 We will increase the Certificates Face Amount automatically by the amounts shown on Page 3D of the Certificate. These scheduled increases will continue until the Certificate Owner requests to discontinue the increases or until the Certificate Owner requests to decrease the Certificate's Face Amount. Decreases in the Face Amount as a result of a withdrawal will not affect the Certificate Owner's scheduled increases.

                 Scheduled increases in the Certificate's Face Amount are not subject to the Face Amount Increase Fee.


                                     Page 8
15470(7/8)(NY)                                              PRINTED IN U.S.A.

INCREASES AND    UNSCHEDULED INCREASES IN A CERTIFICATE'S FACE AMOUNT
DECREASES IN THE All requests to increase the Certificate's Face Amount must be
CERTIFICATE'S    applied for on a new  application and accompanied by the
FACE AMOUNT      Certificate. All requests will be subject to evidence  of
(CONTINUED)      insurability satisfactory to Us. Any increase approved by Us will be effective on the Monthly Activity Date shown on the new certificate specifications page, provided that the Monthly
                 Deduction Amount for the first month after the effective date of the increase is made. A Face Amount Increase Fee is assessed on the first twelve Monthly activity dates beginning on the effective date of each increase. The Face Amount Increase Fee will not exceed those shown on Page 3C of the Certificate.

                 DECREASES IN A CERTIFICATE'S FACE AMOUNT A decrease in the Certificate's Face Amount will be effective on the Monthly Activity Date following the date We receive the Certificate Owner's request. The remaining Certificate Face Amount must not be less than the minimum Face Amount shown on Page 3 of the Certificate. If during the Surrender Charge Period, The Certificate Owner decreases the Certificate's Face Amount to an amount lower than it has ever been, a partial Surrender Charge will be assessed.

                 The Surrender Charge assessed will be:
                 (a) the Surrender Charge applicable to the then current
                     Certificate Year, if any; multiplied by
                 (b) the percentage described below.

                 The percentage will be determined by:
                 (i) subtracting the new Face Amount from the lowest previous Face Amount; and
                 (ii) dividing that difference by the lowest previous Face
                      Amount.

                 The Surrender Charge assessed will be deducted from the Certificate Owner's Account Value on the Monthly Activity Date on which the decrease becomes effective. We will also reduce the Surrender Charges applicable to future Certificate Years and provide the Certificate Owner a revised schedule of Maximum Surrender Charges.

CERTIFICATE      GENERAL
PREMIUMS         No insurance is effective until We receive premiums sufficient to cover the Monthly Deduction Amount on the Certificate Date, subject to the terms of the application's conditional receipt.
                 After the first premium has been paid, subsequent premiums can be paid at any time.

                 Checks must be made payable to the Company shown on the first page of the Certificate.

                 Checks may be sent to either:

                 (a) Us at the address shown on the premium notice; or
                 (b) Our authorized agent in exchange for a receipt signed by
                     Our President or Secretary and countersigned by such agent.

                 We will apply any amount received under the Certificate as a premium unless it is clearly marked otherwise. The premium will be applied on the date We receive it at the address shown on the premium notice.

                 PLANNED PREMIUM PAYMENTS
                 We will send the Certificate Owner a premium notice for the Planned Premium payment. The notices may be sent at 12, 6, or 3 month intervals. The Initial Planned Premium payment and payment frequency the Certificate Owner selected are shown on Page 3 of the Certificate. The Certificate Owner may change the Planned Premium payment shown on the premium notices subject to Our premium limitations.


                                     Page 9
15470(9/10)(NY)                                              PRINTED IN U.S.A.

CERTIFICATE      FLEXIBLE PREMIUMS
PREMIUMS         After the first premium has been paid, the Certificate Owner's
(CONTINUED)      subsequent premium payments are flexible. The actual amount and frequency of payment will affect the Account Value and could affect the amount and duration of insurance provided by the Certificate. The Certificate Owner may pay additional premiums at any time prior to the Scheduled Maturity Date subject to Our Premium Limitations.

                 PREMIUM LIMITATIONS
                 The Certificate Owner may pay premiums at any time prior to the Scheduled Maturity Date subject to the following limitations:
                 (a) the minimum premium that We will accept is $50 or the
                     amount required to keep the Certificate in force.
                 (b) if premiums are received which would cause the Certificate to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We reserve the right to refund the excess premium payments. Such refunds and interest thereon will be made within 60 days after the end of a Certificate Year.
                 (c) We reserve the right to require evidence of insurability for any premium payment that results in an increase in the Certificate Death Benefit greater than the amount of the premium.
                 (d) any premium received in excess of $1,000,000 is subject to
                     Our approval.

                 INITIAL PREMIUM ALLOCATION
                 The initial Net Premium and any additional Net Premiums received by Us prior to the end of the free look period as described in the Right to Examine Certificate Provision, will be allocated as shown on Page 3 of the Certificate on the later of:
                 (a) the Certificate Date; and
                 (b) the date We receive the premium.

                 The accumulated values of these amounts will then be allocated to the Fixed Account and Sub-Accounts according to the premium allocation the Certificate Owner specified in the application on the later of:
                 (a) 10 days after the Certificate Owner receives the
                     Certificate; or
                 (b) the date We receive the final requirement to put the
                     Certificate in force.

                 SUBSEQUENT PREMIUM ALLOCATIONS
                 The Certificate Owner may change how the premiums are allocated by notifying Us In Writing. Subsequent Net Premiums will be allocated to the Fixed Account and Sub-Accounts according to The Certificate Owner's most recent instructions as long as:
                 (a) the total number of active Sub-Accounts does not exceed 9;
                     and
                 (b) the percentage the Certificate Owner allocates to each
                     Sub-Account is in whole percentages.

                 If We receive a premium with a premium allocation instruction that does not comply with the above rules, We will allocate the Net Premium on a Pro Rata Basis.

CERTIFICATE      SUB-ACCOUNT ACCUMULATION UNITS
VALUATION        Amounts allocated to each Sub-Account increase the number of
PROVISIONS       Accumulation Units in each Sub-Account. The number of
                 Accumulation Units added to each Sub-Account is determined by dividing the amount allocated to the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

                 Amounts taken from each Sub-Account decrease the number of Accumulation Units in each Sub-Account. The number of Accumulation Units subtracted from each Sub- Account is determined by dividing the amount taken from the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.


                                     Page 10
15470(9/10)(NY)                                          PRINTED IN U.S.A.

CERTIFICATE      The number of Accumulation Units will not be affected by any
VALUATION        subsequent change in the value of the units. The Accumulation
PROVISIONS       Unit Values in each Sub-Account may increase or decrease daily
(CONTINUED)      as described below.

                 SUB-ACCOUNT ACCUMULATION UNIT VALUE
                 The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

                 EMERGENCY PROCEDURE
                 If the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all transactions which require valuation of the Sub-Accounts until valuation is possible. Any provision of the Certificate which specifies a Valuation Day will be superseded by the emergency procedure.

                 FIXED ACCOUNT
                 We will credit interest to amounts in the Fixed Account on a monthly basis at rates We determine. The Annual Fixed Account Minimum Credited Rate is shown on Page 3. We may credit interest rates greater than the Annual Fixed Account Minimum Credited Rate to the Fixed Account. Such additional amounts of interest will be nonforfeitable from the effective date of their crediting. The interest credited will reflect the timing of amounts added to or withdrawn from the Fixed Account. Rates will be determined from time to time based on Our expectations as to interest, mortality, expenses, persistency and taxes.

CERTIFICATE      CERTIFICATE ACCOUNT VALUE
ACCOUNT VALUE,   The Certificate Owner's Account Value on the Certificate Date
CASH VALUE       equals the initial Net  Premium less the Monthly Deduction
AND CASH         Amount for the first certificate month.
SURRENDER VALUE
                 On each subsequent Monthly Activity Date, The Certificate
                 Owner's Account Value equals:
                 (a) the sum of the Certificate's Accumulated Values in the
                     Fixed Account and Sub-Accounts; plus
                 (b) the value of the Certificate's Loan Account, if any; minus,
                 (c) the appropriate Monthly Deduction Amount.

                 On each Valuation Day (other than a Monthly Activity Date), the Certificate's Account Value equals:
                 (a) the sum of the Certificate's Accumulated Values in the
                     Fixed Account and Sub-Accounts; plus
                 (b) the value of the Certificate Loan Account, if any.


                                     Page 11
15470(11/12)(NY)                                         PRINTED IN U.S.A.

CERTIFICATE      CERTIFICATE ACCUMULATED VALUE - FIXED ACCOUNT
ACCOUNT VALUE,   A Certificate's Accumulated Value in the Fixed Account equals:
CASH VALUE       (a) the Net Premiums allocated to it; plus
AND CASH         (b) amounts transferred to it from the Sub-Accounts or the
SURRENDER VALUE      Certificate Loan Account; plus
(CONTINUED)      (c) interest credited to it; minus
                 (d) amounts transferred out of it to the Sub-Accounts or the
                     Certificate Loan Account; minus
                 (e) any transfer charges or Surrender Charges that have been taken from it; minus
                 (f) any Monthly Deduction Amounts taken from it; minus
                 (g) any withdrawals taken from it.

                 CERTIFICATE ACCUMULATED VALUE - SUB-ACCOUNTS
                 A Certificate Accumulated Value in any Sub-Account equals:
                 (a) the number of Accumulation Units in that Sub-Account on the
                     Valuation Day; multiplied by
                 (b) that Sub-Account's Accumulation Unit Value on the Valuation
                     Day.

                 The number of Accumulation Units in any Sub-Account is increased when:
                 (a) Net Premiums are allocated to it; or
                 (b) amounts are transferred to it from other Sub-Accounts, the
                     Fixed Account or the Certificate Loan Account.

                 The number of Accumulation Units in any Sub-Account is decreased when:
                 (a) amounts are transferred out of it to other Sub-Accounts, the Fixed Account or the Certificate Loan Account; or
                 (b) any transfer charges or Surrender Charges have been taken from it; or (c) any Monthly Deduction Amounts are taken
                     from it; or (d) any withdrawals are taken from it.

                 CERTIFICATE CASH VALUE
                 A Certificate's Cash Value is equal to the Certificate's Account Value less any applicable Surrender Charges. The Maximum Surrender Charges and the Certificate Years during which they will be applied are shown on Page 3B of the Certificate.

                 CERTIFICATE CASH SURRENDER VALUE
                 The Certificate's Cash Surrender Value is equal to Certificate's Cash Value minus the Indebtedness, if any.

TRANSFERS        AMOUNT AND FREQUENCY OF TRANSFERS
WITHIN THE       Upon request and as long as the Certificate is in effect,
CERTIFICATE      the Certificate Owner may  transfer amounts among the Fixed
                 Account and Sub-Accounts.

                 We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers. However, in no event will there be fewer than 12 free transfers.

                 DOLLAR COST AVERAGING
                 From time to time, We may offer and the Certificate Owner may enroll in a Dollar Cost Averaging program. Prior to enrollment, the Certificate Owner may obtain information on the available programs from Us.

                 The Certificate Owner may terminate participation in the program at any time by calling or writing Us. In such an event, any non-transferred balances will be allocated to the other accounts according to the Certificate Owner's instructions.


                                     Page 12
15470(11/12)(NY)                                             PRINTED IN U.S.A.

TRANSFERS        RESTRICTIONS ON TRANSFERS
WITHIN THE       Transfers from the Fixed Account (other than those allowed
CERTIFICATE      under a Dollar Cost  Averaging program) are subject
(CONTINUED)      to the following:
                 (a) the transfer must occur during the 30 day period following each Certificate Anniversary; and
                 (b) the maximum amount transferred in any Certificate Year will be the greater of $1,000 or 25% of the Accumulated Value in the Fixed Account on the date of transfer.

                 TRANSFERS TO THE FIXED ACCOUNT
                 The Certificate Owner may transfer all amounts in the Sub-Accounts to the Fixed Account and apply the Cash Surrender Value to purchase a non-variable Paid-Up Life Insurance Certificate, as long as the Certificate is in effect. The amount of the non-variable Paid-Up Life Insurance is the amount that can be purchased by the net single premium at the then attained age of the Insured based on the Annual Fixed Account Minimum Credited Rate and guaranteed assumptions. Subsequent Cash Values of the non-variable Paid-Up Life Insurance are based on the 1980 Commissioners Standard Ordinary Male/Female Smoker or Non-Smoker Mortality Table, age last birthday using the Monthly Maximum Cost of Insurance and the Annual Fixed Account Minimum Credited Rate. The Paid-Up Life Insurance Certificate is not subject to the Monthly Administrative Charge.

                 While the Certificate is in force, The Certificate Owner may elect to transfer Accumulated Values in the Sub-Accounts to the Fixed Account anytime during the first 18 months.

                 TRANSFER CHARGE
                 After a transfer has occurred, the Transfer Charge, as specified on Page 3B of the Certificate, if any, will be deducted on a Pro Rata Basis.

CERTIFICATE      GENERAL
MONTHLY          On each Monthly Activity Date, We will deduct an amount from
DEDUCTION        the Certificate's Account Value to pay for the benefits
AMOUNT           provided by the Certificate. This amount is called the
                 Certificate's Monthly Deduction Amount and equals:
                 (a) the Cost of Insurance; plus
                 (b) the Monthly Administrative Charge; plus
                 (c) the Mortality and Expense Risk Charge; plus
                 (d) the Face Amount Increase Fee, if any; plus
                 (e) the charges for additional benefits provided by rider, if any.

                 The Certificate's Monthly Deduction Amount will be taken on a Pro Rata Basis from the Fixed Account and Sub-Accounts on each Monthly Activity Date.

                 COST OF INSURANCE
                 The Cost of Insurance for any Monthly Activity Date is equal to:
                 (a) the Cost of Insurance Rate per $1,000; multiplied by
                 (b) the Net Amount at Risk; divided by
                 (c) $1,000.

                 On any Monthly Activity Date, the Net Amount at Risk equals the Certificate's Death Benefit less the Certificate's Account Value on that date prior to assessing the Monthly Deduction Amount.


                                     Page 13
15470(13/14)(NY)                                            PRINTED IN U.S.A.

CERTIFICATE      COST OF INSURANCE RATE
MONTHLY          The Cost of Insurance Rate is based on the then current
DEDUCTION        Certificate Year as well as the Initial Face Amount, sex, Issue
AMOUNT           Age, and insurance class of the Insured shown on Page 3
(CONTINUED)      of the Certificate.

                 The Cost of Insurance Rates will not exceed those in the Table of Monthly Maximum Cost of Insurance Rates shown on Page 3E of the Certificate. Part of the Cost of Insurance charges is used to recover acquisition expenses arising from the issuance of the Policy. The expense recovery component is higher in early Policy Years.

                 We can use Cost of Insurance Rates that are lower than the Monthly Maximum Cost of Insurance Rates shown on Page 3E of the Certificate. Rates will be determined on each Certificate Anniversary based on Our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Rates on in-force policies will be reviewed no more than once a year, nor less than once every five years. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex, insurance class, Initial Face Amount, and whose coverage has been in force for the same length of time. Upon providing satisfactory evidence to Us, the Certificate Owner may change the insurance class to a more favorable class. Future Cost of Insurance charges will be based on the more favorable class and all other contract terms and provisions will remain as established at issue. No change in insurance class or cost will occur on account of deterioration of the Insured's health.

                 Any change in certificate cost factors will be determined in accordance with the procedures and standards on file with the Superintendent of Insurance.

                 MONTHLY ADMINISTRATIVE CHARGE
                 The Monthly Administrative Charge will not exceed the amounts shown on Page 3A of the Certificate.

                 The Monthly Administrative Charge will be determined on each Certificate Anniversary based upon changes in future expectations as to mortality, expenses, interest, persistency and taxes. Charges on in-force policies will be reviewed no more often than once a year, nor less than every five years. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex, and insurance class and whose coverage has been in-force for the same length of time.

                 Any change in the Monthly Administrative Charge will be determined in accordance with the procedures and standards on file with the Insurance Department.

                 MORTALITY AND EXPENSE RISK CHARGE
                 The Mortality and Expense Risk Charge for any Monthly Activity Date is equal to the sum of (a) and (b) where
                 (a) equals:
                     (i) the monthly Accumulated Value Mortality and Expense Risk Rate; multiplied by
                     (ii) the sum of The Certificate Ownerr Accumulated Values
                          in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount. and
                 (b) equals:
                     (i) the monthly Mortality and Expense Risk Rate per $1,000; multiplied by
                     (ii)  the lower of the Initial
                           Face Amount or the current Face Amount; divided by
                     (iii) $1,000.

                 Each month the Mortality and Expense Risk Rates will not exceed those shown on Page 3A of the Certificate.


                                     Page 14
15470(13/14)(NY)                                        PRINTED IN U.S.A.

CERTIFICATE      Mortality and Expense Risk Charges will be determined on each
MONTHLY          Certificate Anniversary based upon changes in future
DEDUCTION        expectations as to mortality, expenses, interest,
AMOUNT           persistency and taxes. Mortality and Risk Charges on in-force
(CONTINUED)      policies will be reviewed no more than once a year, nor less than once every five years. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex, and insurance class and whose coverage has been in-force for the same length of time.

                 Any change in the Mortality and Expense Risk Charges will be determined in accordance with the procedures and standards on file with the Insurance Department where this certificate is delivered.

                 FACE AMOUNT INCREASE FEE
                 The Face Amount Increase Fee will not exceed the amount shown on Page 3C of the Certificate.

CERTIFICATE      CERTIFICATE GRACE PERIOD
LAPSE AND        During the first three Certificate Years, the Certificate will
CERTIFICATE      go into default on any Monthly  Activity Date on which the
GRACE PERIOD     Account Value less Indebtedness is not sufficient to cover the
                 Monthly Deduction Amount.

                 During the fourth Certificate Year and thereafter, the Certificate will go into default on any Monthly Activity Date if the Cash Surrender Value is not sufficient to cover the Monthly Deduction Amount.

                 If the Certificate goes into default, We will send the Certificate Owner a lapse notice warning the Certificate Owner that the Certificate is in danger of terminating. That lapse notice will tell the Certificate Owner the minimum premium required to keep the Certificate from terminating. This minimum premium equals the amount to pay three Monthly Deduction Amounts as of the day the Certificate Grace Period began. That notice will be mailed both to The Certificate Owner at the Certificate Owner's last known address and to any assignee of record at lease 30 days, but no more than 45 days before the end of the Certificate Grace Period.

                 We will keep the Certificate inforce for the 61 day period following the date the Certificate goes into default. We call that period the Certificate Grace Period. However, if We have not received the required premiums (specified in the lapse notice) by the end of the Certificate Grace Period, the Certificate will terminate unless the No Lapse Guarantee is in effect (see the No Lapse Guarantee provision which follows).

                 The Certificate will be in default if total Indebtedness equals or exceeds the Cash Value on any Monthly Activity Date. We will advise the Certificate Owner of the amount required to repay or reinstate such indebtedness. If such payment is not made by the end of the Certificate Grace Period, the Certificate will terminate without value.

                 If the Insured dies during the Certificate Grace Period, We will pay the Death Proceeds.

                 NO LAPSE GUARANTEE
                 The Certificate will remain in force at the end of the Certificate Grace Period as long as the No Lapse Guarantee is available, as described below.

                 This certificate provides a No Lapse Guarantee subject to the conditions described below to Insureds with an Issue Age of 79 or below as long as:
                 (a) the Certificate is in the No Lapse Guarantee Period; and
                 (b) on each Monthly Activity Date during that period, the
                     cumulative premiums paid into the Certificate, less Indebtedness and less withdrawals from the Certificate, equal or exceed the Cumulative No Lapse Guarantee Premium.


                                     Page 15
15470(15/16)(NY)                                     PRINTED IN U.S.A.

CERTIFICATE      The No Lapse Guarantee Period is shown on Page 3 of the
LAPSE AND        Certificate.
CERTIFICATE
GRACE PERIOD     If the No Lapse Guarantee is available and the Certificate
(CONTINUED)      Owner fails to pay the required premium as defined in the
                 Certificate Owner's lapse notice by the end of the Certificate
                 Grace Period, the No Lapse Guarantee will then go into effect.
                 The Certificate will remain in force, however:
                 (a) the Death Benefit Option becomes Level;
                 (b) all riders will terminate.
                 (c) any future scheduled increases in the Face Amount will be canceled.

                 The No Lapse Guarantee will remain in effect on each subsequent Monthly Activity Date provided:
                 (a) the Certificate remains in default; and
                 (b) the No Lapse Guarantee is available.

                 While the No Lapse Guarantee is in effect, We guarantee that the Certificate's Account Value will never be less than zero. If during the No Lapse Guarantee Period, there is any increase or decrease in the Face Amount, or any change in rider coverage or a change in insurance class, a new monthly No Lapse Guarantee Premium will be calculated. We will send the Certificate Owner a notice of the new Monthly No Lapse Guarantee Premium, which will be used in calculating the Cumulative No Lapse Guarantee Premium in subsequent months.

                 NO LAPSE GUARANTEE GRACE PERIOD
                 If, on each Monthly Activity Date during the No Lapse Guarantee Period, the cumulative premiums paid into the Certificate, less Indebtedness and less withdrawals from the Certificate, do not equal or exceed the Cumulative No Lapse Guarantee Premium on that date, a No Lapse Guarantee Grace Period of 61 days will begin. We will mail the Certificate Owner and any assignee a notice. That notice will warn the Certificate Owner that he/she is in danger of losing the No Lapse Guarantee and will tell the Certificate Owner the amount of premium he/she needs to pay to continue the No Lapse Guarantee. The No Lapse Guarantee will be removed from the Certificate if the required premium is not paid by the end of the No Lapse Guarantee Grace Period. The Certificate Owner will receive a written notification of the change and the No Lapse Guarantee will never again be available or in effect on the Certificate.

CERTIFICATE      Unless the Certificate has been surrendered for its Cash
REINSTATEMENT    Surrender Value, the Certificate may be reinstated prior to the
                 Scheduled Maturity Date provided:
                 (a) The Certificate Owner makes a request In Writing within five years from the Termination Date;
                 (b) satisfactory evidence of insurability is submitted;
                 (c) any Indebtedness at the time of termination must be repaid or carried over to the reinstated certificate; and
                 (d) The Certificate Owner pays sufficient premium to:
                     (i)  cover all Monthly Deduction Amounts that are due and
                          unpaid during the Certificate Grace Period; and
                     (ii) keep the Certificate in force for 3 months after the
                          date of reinstatement.

                 The Account Value on the reinstatement date will equal:
                 (a) the Cash Value at the time of termination; plus
                 (b) Net Premiums attributable to premiums paid at the time of reinstatement; minus
                 (c) the Monthly Deduction Amounts that were due and unpaid during the Certificate Grace Period; plus
                 (d) the Surrender Charge at the time of reinstatement.

                 The Surrender Charge will be based on the duration from the original Certificate Date as though the Certificate had never lapsed.


                                     Page 16
15470(15/16)(NY)                                          PRINTED IN U.S.A.

CERTIFICATE      GENERAL
LOANS            At any time while the Certificate is in force, The Certificate
                 Owner may borrow against the Certificate by assigning it as sole security to Us. We may defer granting a loan, except to pay premiums to Us, for the period permitted by law but not more than six months. Any loan amount secured by transfers from the Sub-Accounts are subject to the Separate Account deferral provisions. We recommend consultation with a Tax Advisor prior to taking a loan.

                 CERTIFICATE LOAN AMOUNTS
                 Any new loan taken together with any existing Indebtedness may not exceed 90% of the Cash Value on the date We grant a loan. The minimum loan amount that We will allow is $500.

                 Unless the Certificate Owner specifies otherwise, all loan amounts will be transferred from the Fixed Account and the Sub-Accounts to the Loan Account on a Pro Rata Basis.

                 If total Indebtedness equals or exceeds the Cash Value on any Monthly Activity Date, the Certificate will then go into default. See the Lapse and Certificate Grace Period provision for details.

                 CREDITED INTEREST
                 Any amounts in the Certificate Loan Account will be credited with interest at a rate equal to the Annual Fixed Account Minimum Credited Rate shown on Page 3 of the Certificate.

                 PREFERRED INDEBTEDNESS
                 If, any time after the 10th Certificate Anniversary, the Account Value exceeds the total of all premiums paid since issue, a portion of the Certificate Indebtedness may qualify as preferred. Preferred Indebtedness is charged a lower interest rate than the non-preferred Indebtedness, if any. (Refer to the Interest Charged on Indebtedness provision for details.) The maximum amount of Preferred Indebtedness is the amount by which the Account Value exceeds the total premiums paid and is determined on each Monthly Activity Date.

                 CERTIFICATE LOAN REPAYMENTS
                 All or part of a loan may be repaid at any time that:
                 (a) the Certificate is in force; and
                 (b) the Insured is alive.

                 However, each repayment must be at least the lesser of $50 or the Indebtedness and clearly identified In Writing as a loan repayment. Otherwise, it will be considered a premium payment.

                 The amount of a loan repayment will be deducted from the Certificate's Loan Account and will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

                 INTEREST CHARGED ON CERTIFICATE INDEBTEDNESS
                 The table below shows the interest rates We will charge on a Certificate's Indebtedness.

                 --------------------------------- ------------------------------ -------------------------------
                        DURING CERTIFICATE                  PORTION OF                INTEREST RATE CHARGED
                              YEARS                  CERTIFICATE INDEBTEDNESS            EQUALS THE FIXED
                                                                                         ACCOUNT MINIMUM
                                                                                       CREDITED RATE PLUS:
                 --------------------------------- ------------------------------ -------------------------------
                               1-10                             All                             2%
                 --------------------------------- ------------------------------ -------------------------------
                           11 and later                      Preferred                          0%
                                                           Non-Preferred                        1%
                 --------------------------------- ------------------------------ -------------------------------

                                     Page 17
15470(17/18)(NY)                                           PRINTED IN U.S.A.

CERTIFICATE      Because the interest charged on a Certificate's Indebtedness
LOANS            may exceed the rate credited to the Certificate Loan Account,
(CONTINUED)      the Indebtedness may grow faster than the Certificate Loan
                 Account. If this happens, any difference between the value of the Certificate Loan Account and the Certificate Indebtedness will be transferred on each Monthly Activity Date from the Fixed Account and Sub-Accounts to the Certificate Loan Account on a Pro Rata Basis.

WITHDRAWALS      GENERAL
                 The Certificate Owner may request a withdrawal In Writing. The minimum withdrawal allowed is $500. The maximum withdrawal is the Certificate's Cash Surrender Value less $1,000. A charge of up to $10 may be assessed for each withdrawal. One withdrawal per calendar month is allowed. Unless specified otherwise the withdrawal will be deducted on a Pro Rata Basis.

                 If the Death Benefit Option then in effect is Option A (Level Option) or Option C (Return of Premium Option), the Certificate's Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from the withdrawal. If the Death Benefit Option then in effect is Option B (Return of Account Value), the Certificate's Face Amount will not be reduced.

                 Any withdrawal that causes the Certificate's Face Amount to fall below the lowest previous Certificate's Face Amount will be subject to a partial Surrender Charge. Refer to the Decreases in Certificate's Face Amount provision for an explanation of the applicable partial Surrender Charge.

SURRENDERS       GENERAL
                 While the Certificate is in force, the Certificate Owner may surrender the Certificate to Us. The Certificate, and additional benefits provided by rider, are then canceled as of the day We receive the request In Writing or the date the Certificate Owner requests the surrender, whichever is later.
                 We will then pay the Certificate Owner the Certificate's Cash
                 Surrender Value as of that date.

PAYMENTS         GENERAL
BY US            We will pay Certificate's Death Proceeds, Cash Surrender
                 Values, withdrawals and loan amounts attributable to the Sub-Accounts within 7 days after We receive all the information needed to process the payment unless:
                 (a) the New York Stock Exchange is closed on other than
                     customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or
                 (b) an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts.

                 DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT
                 We may defer payment of any Certificate's Cash Surrender Values, withdrawals and loan amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request, except to pay premiums to Us. If We defer payment for more than 10 days, We will pay interest at the rate We declare under Settlement Option 1 - Interest Income.

TAXATION OF THE  GENERAL
SEPARATE ACCOUNT We do not expect to incur any federal, state or local income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is being made to the Separate Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the Certificate in the future, subject to approval by the Superintendent of Insurance in the state where this Certificate is issued for delivery.


                                     Page 18
15470(17/18)(NY)                                           PRINTED IN U.S.A.

THE CONTRACT     ENTIRE CONTRACT
                 The contract consists of the Policy, and the application, a copy which is attached.

                 INTERPRETATION OF POLICY TERMS AND CONDITIONS
                 We have full discretion and authority to determine eligibility for benefits and to construe and interpret all terms and provisions of the Policy.

                 CONTRACT MODIFICATION
                 The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

                 FUND MODIFICATION
                 We reserve the right, subject to any applicable law, to make certain changes, including the right to add, eliminate or substitute any investment options offered under the Certificate.

                 NON-PARTICIPATION
                 The Contract is non-participating. It does not share in Our surplus earnings, so the Certificate Owner will receive no Certificate dividends under it.

                 MISSTATEMENT OF AGE AND/OR SEX If on the date of death:
                 (a) the Issue Age of the Insured is understated; or
                 (b) the sex of the Insured is incorrectly stated such that it resulted in lower Costs of Insurance,
                 the Certificate's Death Benefit will be reduced to the Certificate's Death Benefit that would have been provided by the last Cost of Insurance charge at the correct Issue Age and/or sex.

                 If on the date of death:
                 (a) the Issue Age of the Insured is overstated; or
                 (b) the sex of the Insured is incorrectly stated such that it resulted in higher Costs of Insurance,
                 the Certificate's Death Benefit will be adjusted by the return of all excess Costs of Insurance prior to the date of the Insured's death.

                 SUICIDE
                 If, within 2 years from the Date of Issue of a Certificate, the Insured covered by that Certificate dies by suicide, Our liability will be limited to the premiums paid less Certificate Indebtedness and less any withdrawals.

                 If, within 2 years from the effective date of any increase in the Certificate's Face Amount for which evidence of insurability was obtained, the Insured dies by suicide, Our liability with respect to such increase, will be limited to the Cost of Insurance for the increase.

                 INCONTESTABILITY
                 We cannot contest the Certificate after it has been in force, during the Insured's lifetime, for 2 years from its Date of Issue, except for non-payment of premium.

                 Any increase in the Certificate's Face Amount for which evidence of insurability was obtained, will be incontestable only after the increase has been in force, during the Insured's lifetime, for 2 years from the effective date of the increase.


                                     Page 19
15470(19/20)(NY)                                             PRINTED IN U.S.A.

THE CONTRACT     The Certificate may not be contested for more than 2
(CONTINUED)      years after the reinstatement date. Any contest We make after the Certificate is reinstated will be limited to the material misrepresentations in the evidence of insurability provided to Us in the request for reinstatement. However, the provision will not affect Our right to contest any statement in the original application or a different reinstatement request which was made during the Insured's lifetime for 2 years from the Date of Issue of the Certificate or a subsequent reinstatement date.

                 APPEALING DENIAL OF CLAIM
                 On any denied claim, the Certificate Owner or the Certificate Owner's representative may appeal to the Company for a full and fair review. The Certificate Owner may:
                 (a) request a review upon written application within 60 days of receipt of a claim denial;
                 (b) review pertinent documents; and (c) submit issues and
                     comments In Writing.

                 SEPARATE ACCOUNTS
                 We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account. Such assets will not be chargeable with liabilities arising out of any other business that We may conduct. The assets of a Fund will be valued on each Valuation Day. Realized and unrealized gains and losses from the assets of each Fund are credited or charged to against such Fund without regard to Our other income, gains and losses. Our determination of the value of an Accumulation Unit by the method described in the Certificate will be conclusive.

                 If there are material changes in the investment certificate of a Sub-Account, and the Certificate Owner objects to such changes, the Certificate Owner may transfer the Accumulated Value in that Sub-Account to another Sub-Account or the Fixed Account. No Transfer Charge will be assessed.

                 CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT
                 At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or any form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

                 VOTING RIGHTS
                 We will notify the Certificate Owner of any Fund shareholder's meetings at which the shares held for the Certificate's Sub-Account may be voted. We will also send proxy materials and instructions for the Certificate Owner to vote the shares held for the Certificate Owner's Sub-Account. We will arrange for the handling and tallying of proxies received from the Owners. We will vote the Fund shares held by Us in accordance with the instructions received from the Owners. The Certificate Owner may attend any meeting, where shares held for the Certificate Owner's benefit may be voted.

                 In the event that the Certificate Owner gives no instructions or leaves the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner which are held by Us for Our own account.


                                     Page 20
15470(19/20)(NY)                                     PRINTED IN U.S.A.

THE CONTRACT     ANNUAL REPORT
(CONTINUED)      We will send the Certificate Owner a report at least once each
                 Certificate Year showing:
                 (a) the Certificate's current Account Value, Cash Surrender
                     Value and Face Amount;
                 (b) the premiums paid, Monthly Deduction Amounts and loans since the last report;
                 (c) the amount of any Certificate Indebtedness; and
                 (d) any other information required by the Insurance Department of the state where the Certificate was delivered.

OWNERSHIP AND    CHANGE OF CERTIFICATE OWNER OR BENEFICIARY
BENEFICIARY      The Certificate Owner and Beneficiary will be those named in the application until the Certificate Owner changes them. To change the Certificate Owner or Beneficiary, the Certificate
                 Owner must notify Us In Writing while the Insured is alive.
                 After We receive Certificate Owner written notice, the change will be effective as of the date the Certificate Owner signed such notice, whether or not of the Insured is living when We receive it. However, the change will be subject to any payment
                 We made or actions We may have taken before We received the request.

                 ASSIGNMENT
                 The Certificate Owner may assign the Certificate. Until the Certificate Owner notifies Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

                 CERTIFICATE OWNER'S RIGHTS
                 While the Insured is alive and no Beneficiary is irrevocably named, the Certificate Owner may:
                 (a) exercise all the rights and options that the Certificate provides or that We permit;
                 (b) assign the Certificate; and
                 (c) agree with Us to any change to the Certificate.

                 NO NAMED BENEFICIARY
                 If no named Beneficiary survives the Insured, then, unless the Certificate provides otherwise:
                 (a) The Certificate Owner will be the Beneficiary; or
                 (c) if the Certificate Owner is the Insured, the Certificate
                     Owner's estate will be the Beneficiary.

TERMINATION AND  TERMINATION
MATURITY DATE    The Certificate will terminate upon the earliest of the
                 following events:
                 (a) the Scheduled Maturity Date of the Certificate; or
                 (b) the surrender of the Certificate; or
                 (c) the end of the Certificate Grace Period during which
                     premiums sufficient for the required deductions are not paid, provided the No Lapse Guarantee is not available; or
                 (d) the end of the No Lapse Guarantee Period, provided the No
                     Lapse Guarantee is available and in effect; or
                 (e) the end of the No Lapse Guarantee Grace Period during which premiums sufficient to maintain the No Lapse Guarantee are not paid; provided the No Lapse Guarantee is available and in effect; or
                 (f) the date We receive notification In Writing of the death of the Insured. In this event, the Certificate Owner's Death Benefit will not be affected by any Monthly Deduction Amounts taken after the date of the Insured's death and before We receive due proof of death.

                 SCHEDULED MATURITY DATE

                 The Scheduled Maturity Date is the last date on which the Certificate Owner may elect to pay premium. The Certificate will terminate on that date and any Cash Surrender Value will be paid to the Certificate Owner.


                                     Page 21
15470(21/22)(NY)                                            PRINTED IN U.S.A.

INCOME           AVAILABILITY
SETTLEMENT       All or parts of the proceeds of the Certificate may, instead of
OPTIONS          being paid in one sum, be left with Us under any one or
                 a combination of the following options, subject to Our minimum amount requirements on the date of election.

                 We will pay interest of at least 3% per year (or higher, if required by state law) on the Certificate's Death Proceeds from the date of the Insured's death to the date payment is made or an Income Settlement Option is elected. The rate will always be at least the rate of interest payable under Option 1 - Interest Income. These proceeds are then no longer subject to the investment experience of a Separate Account.

                 If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent. Option 4 is not available to any payee whose age exceeds 90.

                 DESCRIPTION OF TABLES
                 The options shown below and on the next page are based on interest at a guaranteed rate of 3% per year. Payments under Option 4 are based on mortality according to the 1983a Individual Annuity Mortality Table, with ages set back one year.

                 We may pay or credit excess interest of such amount and in such manner as We determine.

                 DEATH OF PAYEE
                 If the payee dies while receiving payments under one of the options below, We will pay the following:
                 (a) Any principal and accrued interest remaining unpaid under
                     Option 1 or 2.
                 (b) The value of remaining unpaid guaranteed payments, if any, under Option 3 or 4, commuted using interest of 3% per year.

                 Any such amount will be paid in one sum to the payee's estate.

                 OTHER OPTIONS

                 To convert the monthly payments shown in the tables for Options 3 and 4 to quarterly, semi-annual or annual payments, multiply by the following factors:

                           PAYMENT INTERVAL                  FACTOR
                               Quarterly                      2.99
                               Semi-annual                    5.96
                               Annual                        11.84

                 Other options may be arranged with Our consent.

                 OPTION 1 - INTEREST INCOME
                 Payments of interest at the rate We declare, but not less than 3% per year, on the amount left under this option.

                 OPTION 2 - INCOME OF FIXED AMOUNT
                 Equal payments of the amount chosen until the amount left under this option, with interest of not less than 3% per year, is exhausted. The final payment will be for the balance only.


                                     Page 22
15470(21/22)(NY)                                           PRINTED IN U.S.A.

INCOME           OPTION 3 - INCOME FOR FIXED PERIOD
SETTLEMENT       Payments, determined from the table below, are guaranteed for
OPTIONS          the number of years chosen. The first payment will be due
(CONTINUED)      on the date proceeds are applied under this option.

                                     MONTHLY PAYMENTS                             MONTHLY PAYMENTS
                 NUMBER                PER $1,000 OF             NUMBER             PER $1,000 OF
                 OF YEARS                PROCEEDS               OF YEARS              PROCEEDS
                    1                     $84.47                   10                   $9.61
                    2                      42.86                   15                    6.87
                    3                      28.99                   20                    5.51
                    4                      22.06                   25                    4.71
                    5                      17.91                   30                    4.18

                 OPTION 4 - LIFE INCOME
                 Payments, determined from the table shown below for the option elected, are based on the payee's sex and age nearest birthday on the day the first payment becomes due. The first payment will be due on the date proceeds are applied under this option. The Life Income available are:
                 (a) Payments only while the payee is alive.
                 (b) Payment guaranteed for 10 years; then continuing while the payee is alive.

                                      MONTHLY PAYMENTS PER $1,000 OF PROCEEDS

                         OPTION 4A              OPTION 4B                           OPTION 4A            OPTION 4B
      PAYEE'S            LIFE ONLY           10 YRS. CERTAIN        PAYEE'S         LIFE ONLY         10 YRS. CERTAIN
        AGE          MALE       FEMALE        MALE    FEMALE         AGE         MALE     FEMALE       MALE     FEMALE
         20           $3.02      $2.92       $3.01    $2.92           68         $6.51     $5.68       $6.12     $5.50
         25            3.12       3.00        3.12     3.00           69          6.74      5.85        6.28      5.65
         30            3.25       3.10        3.24     3.10           70          6.98      6.04        6.44      5.80
         35            3.41       3.23        3.40     3.23           71          7.24      6.25        6.61      5.97
         40            3.61       3.39        3.60     3.38           72          7.51      6.47        6.79      6.14
         45            3.87       3.59        3.85     3.58           73          7.81      6.72        6.96      6.32
         50            4.19       3.85        4.15     3.83           74          8.12      6.98        7.14      6.50
         51            4.27       3.91        4.22     3.89           75          8.46      7.26        7.32      6.69
         52            4.35       3.97        4.30     3.95           76          8.83      7.57        7.50      6.89
         53            4.43       4.03        4.37     4.01           77          9.22      7.90        7.68      7.09
         54            4.51       4.10        4.45     4.08           78          9.64      8.27        7.85      7.29
         55            4.61       4.18        4.54     4.15           79         10.09      8.66        8.02      7.50
         56            4.70       4.25        4.63     4.22           80         10.57      9.08        8.18      7.70
         57            4.80       4.34        4.72     4.30           81         11.08      9.54        8.33      7.89
         58            4.91       4.42        4.82     4.38           82         11.63     10.04        8.48      8.08
         59            5.03       4.52        4.92     4.47           83         12.22     10.59        8.62      8.27
         60            5.15       4.62        5.03     4.56           84         12.84     11.18        8.75      8.44
         61            5.28       4.72        5.15     4.66           85         13.50     11.81        8.86      8.60
         62            5.43       4.83        5.27     4.76           86         14.19     12.50        8.97      8.74
         63            5.58       4.95        5.39     4.87           87         14.93     13.24        9.07      8.87
         64            5.74       5.08        5.53     4.98           88         15.71     14.04        9.16      8.99
         65            5.91       5.21        5.67     5.10           89         16.53     14.89        9.24      9.09
         66            6.10       5.36        5.81     5.23           90         17.40     15.79        9.31      9.18
         67            6.30       5.51        5.96     5.36


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